Filed Pursuant to Rule 433
                                                    Registration No.: 333-126218

-----Original Message-----
From: mxbaker@bloomberg.net [mailto:mxbaker@bloomberg.net]
Sent: Friday, December 16, 2005 12:22 PM
Subject: *****MLMT 2005-LC1 PRICING BENCHMARKS************

    SWAPS                                         TREASURIES
2   45.5   13 60.25                          2  99-26.25 4.346%
3   47.5   14 62.25                          3  100-3    4.339%
4   49.5   15 58.75                          5  100-4.75 4.341%
5   51.25                                    10 100-18+  4.427%
6   51.75    11 TO 14 QUOTED TO THE          30 110-29+  4.635%
7   52       10YR, 15 TO THE CURVE
8   52.5
9   52.75
10  53.25
11  56
12  57.75


This material is for your information and none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities Corporation, LaSalle Financial Services, Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (collectively, the "Underwriters") is soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-3580. Information in this material regarding any assets backing any securities discussed herein supersedes all prior information regarding such assets. Neither the information, recommendations or opinions expressed herein constitutes an offer to buy or sell any securities, futures, options, or investment products.

The information herein has been obtained from various sources. We do not guarantee its accuracy. Neither the information, recommendations or opinions expressed herein constitutes an offer to buy or sell any securities, futures, options, or investment products. Foreign currency denominated investments are subject to fluctuation in exchange rates that could have a positive or adverse effect on the investor's return.